UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BigBear.ai Holdings, Inc.

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On March 26, 2025, BigBear.ai Holdings, Inc. began communicating the following to its stockholders in connection with its special meeting.

Letter from CEO About Shareholder Vote Before Sunday, March 30, 11:59 PM EST

March 26, 2025

To all BigBear.ai Stockholders:

This Sunday, March 30, 2025 by 11:59 p.m., Eastern Time, is your last chance to vote ahead of the Special Meeting scheduled for Monday, March 31, 2025 and to APPROVE the full amount of shares of our common stock issuable upon the conversion of our 6.00% Convertible Senior Secured Notes due 2029, as well as the issuance of shares of our common stock at our option in lieu of cash interest payments on those convertible notes.

This proposal is very important. In addition to having generated proceeds with the issuance of these convertible notes, our ability to issue shares in lieu of cash interest payments would help us preserve our cash for other corporate purposes and support our growth and business strategy.

If you have not voted, please vote now over the Internet at www.cstproxyvote.com by following the instructions on the proxy card or voting instruction card you received.

Thank you for your support. I look forward to an exciting year at BBAI.

Kevin McAleenan, CEO of BigBear.ai